Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT
JOINDER AGREEMENT

WHEREAS, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Arthur D. Lipson, Matthew S. Crouse, William J. Roberts, Gary G. Schlarbaum and Robert A. Wood entered into a Joint Filing and Solicitation Agreement on March 2, 2009 (the “Agreement”) for the purpose of seeking representation on the Board of Directors of Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation (the “Fund”);

WHEREAS, Western Investment Institutional Partners LLC and Lynn D. Schultz (together, the “New Members”) wish to join the Group (as defined in the Agreement).

NOW, IT IS AGREED, this 9th day of April 2009 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the New Members agree to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Fund to the extent required under applicable securities laws.  The New Members agree to be bound by the other terms of the Agreement (a copy of which is attached hereto), the terms of which are incorporated herein and made a part hereof.

2.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC

By:	Western Investment LLC
Managing Member

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

/s/ Arthur D. Lipson
ARTHUR D. LIPSON As Attorney-In-Fact for Lynn D. Schultz